Prudential Financial, Inc.
News Release	751 Broad Street Newark, NJ 07102-3777 www.prudential.com

For Immediate Release	Contact: Bob DeFillippo
After 4 p.m.	973 802-4149
August 5, 2003

Exhibit 99.0

PRUDENTIAL FINANCIAL, INC.

ANNOUNCES SECOND QUARTER 2003 RESULTS

Newark, NJ—Prudential Financial, Inc. (NYSE:PRU) today reported net income for its Financial Services Businesses of $127 million (25 cents per Common share) for the second quarter of 2003, compared to $95 million (19 cents per Common share) for the year-ago quarter. After-tax adjusted operating income for the Financial Services Businesses was $358 million, or 67 cents per Common share, for the second quarter of 2003, compared to $290 million, or 52 cents per Common share, for the second quarter of 2002. Pre-tax adjusted operating income of the Financial Services Businesses was $531 million in the second quarter of 2003, compared to $465 million in the year-ago quarter. Adjusted operating income excludes net realized investment gains and related charges and adjustments, results from divested businesses, and discontinued operations.

For the first half of 2003, net income of the Financial Services Businesses amounted to $324 million (63 cents per Common share) compared to $358 million (65 cents per Common share) for the first half of 2002. First half 2003 after-tax adjusted operating income of the Financial Services Businesses amounted to $651 million ($1.22 per Common share) compared to $606 million ($1.07 per Common share) for the first half of 2002.

The company acquired American Skandia on May 1, 2003, and second quarter 2003 results of the Financial Services Businesses include its results from the date of acquisition. In May 2003, the company announced its agreements to sell its principal property and casualty insurance businesses. The expected losses on these sales and the results of these businesses, other than retained overhead, are included in divested businesses for all periods presented.

“Second quarter results demonstrate that we are making progress toward our goals. We’ve strengthened our annuity business with the acquisition of American Skandia, whose integration is on track. This business is already making a significant contribution to our results in line with our expectations. The agreements to sell our property and casualty insurance businesses, expected to close by the end of the year, are also milestones in our efforts to use our capital more effectively. In the second quarter, our international operations again produced solid results, while our domestic businesses benefited from the strong equity markets in the quarter, as well as the actions we’ve taken to reduce our cost structure. Our actions to improve Prudential’s efficiency are ongoing,” said Chairman and CEO Arthur F. Ryan.

“The combination of our retail securities brokerage business with Wachovia Securities closed on July 1. Considering the impact we expect from our recent transactions, including related charges of approximately 25 cents per share in 2003 from the combination of the retail securities brokerage operations, of which about 5 cents per share has already been absorbed in second quarter results, we believe that Prudential Financial will achieve Common Stock earnings per share in the range of $2.25 to $2.40 for the year 2003, based on after-tax adjusted operating income. The 2003 expectation assumes appreciation in the S&P 500 index of 2% per quarter,” Ryan said. This expectation is subject to change if these assumptions are not realized and as discussed under “Forward Looking Statements” below.

Financial Services Businesses

Prudential Financial’s Common Stock (NYSE:PRU) reflects the performance of its Financial Services Businesses, which consist of its Insurance, Investment, and International Insurance and Investments divisions and its Corporate and Other operations.

Income (loss) from continuing operations before income taxes for the second quarter of 2003 was $226 million for the Insurance division, $95 million for the Investment division, $142 million for the International Insurance and Investments division, and $(345) million for Corporate and Other operations. For the year-ago quarter, income (loss) from continuing operations before income taxes was $59 million for the Insurance division, $(32) million for the Investment division, $148 million for the International Insurance and Investments division, and $(24) million for Corporate and Other operations.

Presented below is a discussion of the results of our divisions, based on a non-GAAP financial measure we call adjusted operating income. As discussed below, we believe that the presentation of adjusted operating income as we measure it for management purposes enhances the understanding of the results of operations of the Financial Services Businesses by highlighting the results from ongoing operations and the underlying profitability of our businesses. The schedules accompanying this release provide a reconciliation of adjusted operating income for the Financial Services Businesses to income from continuing operations in accordance with generally accepted accounting principles.

In the following business-level discussion, adjusted operating income refers to pre-tax results.

The Insurance division reported pre-tax adjusted operating income of $236 million for the second quarter of 2003, an increase of $87 million from $149 million in the year-ago quarter. Our Individual Life and Annuities segment reported adjusted operating income of $178 million for the current quarter, representing a $65 million increase from the year-ago quarter, including a $43 million contribution from the initial two months of operations of the American Skandia business we acquired on May 1. The segment’s individual life insurance business reported adjusted operating income of $113 million in the current quarter, compared to $130 million in the year-ago quarter. Current quarter mortality experience was within our expected range but less favorable than that of the strong year-ago quarter. The segment’s existing individual annuity business reported adjusted operating income of $22 million in the current quarter, compared to a loss, on an adjusted operating income basis, of $17 million in the year-ago quarter which included a $48 million charge for additional amortization of deferred policy acquisition costs to reflect our lower estimate of profitability from annuities due to equity market conditions at that time. Asset-based fees in the current quarter were negatively affected by lower asset values in comparison to the year-ago quarter. Our Group Insurance segment reported adjusted operating income of $58 million in the current quarter, compared to $36 million in the year-ago quarter. Current quarter results benefited from unusually favorable group life mortality experience, reflecting claims incidence at less than our expected level.

The Investment division reported pre-tax adjusted operating income of $78 million in the second quarter of 2003, a decrease of $14 million from $92 million in the year-ago quarter. Our Financial Advisory segment reported losses, on an adjusted operating income basis, of $20 million for the current quarter and $6 million in the year-ago quarter. The current quarter loss included a $37 million retirement plan charge related to the combination of our retail securities brokerage business with Wachovia Securities, which was among the expected charges associated with this transaction. Absent this charge, the Financial Advisory segment’s operations resulted in adjusted operating income of $17 million for the current quarter, as a lower expense level reflecting our cost reduction measures more than offset declines in individual investor transaction volume and asset values on which our fees are based, in comparison to the year-ago quarter. Adjusted operating income from our Retirement segment amounted to $45 million for the current quarter, compared to $50 million in the year-ago quarter. The segment’s guaranteed products business benefited from income of $30 million from a mortgage prepayment in the year-ago quarter, and by about half that amount from investment market value changes and mortgage prepayments in the current quarter. Adjusted operating income from the Investment Management and Other Asset Management segments amounted to $53 million in the current quarter, compared to $48 million in the year-ago quarter.

The International Insurance and Investments division reported pre-tax adjusted operating income for the second quarter of 2003 of $217 million, an increase of $34 million from $183 million in the year-ago quarter. The International Insurance segment reported adjusted operating income of $207 million for the quarter, compared to $187 million for the year-ago quarter. The segment’s Gibraltar Life operations reported adjusted operating income of $98 million for the current quarter, compared to $101 million for the year-ago quarter. Although Gibraltar Life’s adjusted operating income for the year-ago quarter reflected a net negative impact of about $20 million from charges from refinements of estimates, primarily of amounts due policyholders, and gains from policy surrenders, the net effect of these items was largely offset by favorable benefits experience during that quarter. Gibraltar Life’s level of policyholder benefits and expenses during the current quarter was within our expected range, but less favorable than that of the year-ago quarter. Adjusted operating income from our international insurance operations other than Gibraltar Life was $109 million in the current quarter, an increase of $23 million from the year-ago quarter, reflecting continued business growth in Japan and Korea and a more favorable level of policy benefits and expenses in the current quarter.

Corporate and Other operations reported break-even pre-tax adjusted operating income results in the second quarter of 2003, compared to pre-tax adjusted operating income of $41 million in the year-ago quarter. The current quarter included costs of $37 million related to a structured financing transaction we entered into before our demutualization involving a future payment of a preferred stock dividend that the company believes is probable.

Assets under management amounted to $422 billion at June 30, 2003, compared to $368 billion a year earlier and $378 billion at December 31, 2002. During the second quarter of 2003, the American Skandia acquisition added $22 billion of variable annuity assets and $4 billion of mutual fund assets.

Net income of the Financial Services Businesses for the second quarter of 2003 amounted to $127 million, compared to $95 million in the year-ago quarter. Current quarter net income included a loss from divested businesses, before applicable taxes, of $402 million. The current quarter loss from divested businesses includes a $455 million pre-tax charge related to the company’s agreements to sell its National and New Jersey property and casualty insurance businesses and represents the expected losses on those sales as well as certain related employee termination costs. Current quarter net income also included $11 million of net realized investment losses and related charges and adjustments, and income of $13 million (net of related taxes) from discontinued operations. The realized losses in the current quarter included losses of $80 million from impairments and sales of credit-impaired securities, which were largely offset by realized gains from fixed maturities, including private bond prepayments, and other investments. At June 30, 2003, gross unrealized losses on fixed maturity investments of the Financial Services Businesses amounted to $164 million.

The net income of the Financial Services Businesses for the year-ago quarter included realized investment losses, net, and related charges and adjustments, of

$345 million, including losses of $254 million representing fluctuations in value of hedging instruments covering our foreign currency and interest rate risks. Realized losses in the year-ago quarter also included losses of $83 million on the disposal of substantially all remaining WorldCom holdings, and $137 million of additional realized losses from impairments and sales of credit-impaired securities, partially offset by realized gains from fixed maturities. Net income for the year-ago quarter also included income from divested businesses, before applicable taxes, of $31 million, primarily from operations of the National and New Jersey property and casualty businesses.

Closed Block Business

Prudential’s Class B Stock, which is not traded on any exchange, reflects the performance of its Closed Block Business.

The Closed Block Business includes our in-force participating life insurance and annuity policies, and assets that are being used for the payment of benefits and policyholder dividends on these policies, as well as other assets and equity that support these policies. We have ceased offering these participating policies.

The Closed Block Business reported second quarter 2003 net income of $69 million, compared to a net loss of $163 million for the year-ago quarter.

The Closed Block Business reported income from operations before income taxes of $108 million for the second quarter of 2003 and a loss from operations before income taxes of $254 million for the year-ago quarter. Closed Block Business results included net realized investment gains of $114 million in the current quarter and realized investment losses of $177 million in the year-ago quarter.

For the first half of 2003, the Closed Block Business reported net income of $68 million, compared to a net loss of $273 million for the first half of 2002.

The Closed Block Business reported income from operations before income taxes of $107 million for the first half of 2003 and a loss from operations before income taxes of $429 million for the first half of 2002.

Consolidated Results

There is no legal separation of the Financial Services Businesses and the Closed Block Business, and holders of the Common Stock and the Class B Stock are both common stockholders of Prudential Financial, Inc.

On a consolidated basis, which includes the results of both the Financial Services Businesses and the Closed Block Business, Prudential Financial, Inc. reported net income of $196 million for the second quarter of 2003 and a net loss of $68 million for the year-ago quarter, and reported net income of $392 million for the first half of 2003 and $85 million for the first half of 2002.

Share Repurchase Program

During the second quarter of 2003, the company acquired 7.4 million shares of its Common Stock, at a total cost of approximately $238 million. From the commencement of share repurchases in May 2002, through June 30, 2003, the company acquired 41.5 million shares of its Common Stock at a total cost of approximately $1.288 billion. This included 1.7 million shares repurchased and reissued directly to a company deferred compensation plan during 2002.

Forward-Looking Statements

Certain of the statements included in this release, including (but not limited to) those in the fifth paragraph hereof, constitute forward-looking statements within the meaning of the U. S. Private Securities Litigation Reform Act of 1995. Words such as “expects,” “believes,” “anticipates,” “includes,” “plans,” “assumes,” “estimates,” “projects,” “intends,” or variations of such words are generally part of forward-looking statements. Forward-looking statements are made based on management’s current expectations and beliefs concerning future developments and their potential effects upon Prudential Financial, Inc. and its subsidiaries. There can be no assurance that future developments affecting Prudential Financial, Inc. and its subsidiaries will be those anticipated by management. These forward-looking statements are not a guarantee of future performance and involve risks and uncertainties, and there are certain important factors that could cause actual results to differ, possibly materially, from expectations or estimates reflected in such forward-looking statements, including without limitation: general economic, market and political conditions, including the performance of financial markets, interest rate fluctuations and the continuing impact of the current economic environment; various domestic or international military or terrorist activities or conflicts; volatility in the securities markets; reestimates of our reserves for future policy benefits and claims; changes in our assumptions related to deferred policy acquisition costs; our exposure to contingent liabilities; catastrophe losses; investment losses and defaults; changes in our claims-paying or credit ratings; competition in our product lines and for personnel; fluctuations in foreign currency exchange rates and foreign securities markets; risks to our international operations; the impact of changing regulation or accounting practices; Prudential Financial, Inc.’s primary reliance, as a holding company, on dividends from its subsidiaries to meet debt payment obligations and the applicable regulatory restrictions on the ability of the subsidiaries to pay such dividends; adverse litigation results; and changes in tax law. Prudential Financial, Inc. does not intend, and is under no obligation to, update any particular forward-looking statement included in this document.

As indicated above, our expectation of earnings per Common share is based on after-tax adjusted operating income. Adjusted operating income, which is not measured in accordance with generally accepted accounting principles (GAAP), excludes net realized investment gains and losses. A significant element of realized losses is impairments and losses from sales of credit-impaired securities, the timing of which depends largely on market credit cycles and can vary considerably across periods. The timing of other sales that would result in gains or losses is largely subject to our discretion and influenced by market opportunities. Trends in the underlying profitability of our businesses can be more clearly identified without the fluctuating effects of these transactions. Adjusted operating income also excludes the results of divested businesses, which are not relevant to our ongoing operations. Because we do not predict future realized investment gains (losses), we cannot provide a measure of our Common Stock earnings per share expectation based on income from continuing operations of the Financial Services Businesses, which is the GAAP measure most comparable to adjusted operating income.

The information referred to above, as well as the risks of our businesses described in our Annual Report on Form 10-K for the year ended December 31, 2002, should be considered by readers when reviewing forward-looking statements contained in this release.

Earnings Conference Call

Members of Prudential’s senior management will host a conference call on Wednesday, August 6, 2003, at 11 a.m. ET, to discuss with the investment community the company’s second quarter results. The conference call will be broadcast live over the company’s Investor Relations Web site at: http://www.investor.prudential.com. Please log on fifteen minutes early in the event necessary software needs to be downloaded. The call will remain on the Investor Relations Web site for replay through August 20. Institutional investors, analysts, and other members of the professional financial community are invited to listen to the call and participate in Q&A by dialing (888) 428-4473 (domestic callers) or (651) 291-0561 (international callers). All others are encouraged to dial into the conference call in listen-only mode, using the same numbers. To listen to a replay of the conference call starting at 4:15 p.m. on August 6, dial (800) 475-6701 (domestic callers) or (320) 365-3844 (international callers). The access code for the replay is 681465.

Prudential Financial companies serve individual and institutional customers worldwide and include The Prudential Insurance Company of America, one of the largest life insurance companies in the U.S. These companies offer a variety of products and services, including life insurance, property and casualty insurance, mutual funds, annuities, pension and retirement related services and administration, asset management, securities brokerage, banking and trust services, real estate brokerage franchises and relocation services. For more information, visit www.prudential.com.

Financial Highlights

(in millions, except per share data)

	Three Months Ended June 30		Six Months Ended June 30
	2003	2002	2003	2002
Financial Services Businesses Income Statement Data:
Adjusted Operating Income (1):
Revenues:
Premiums	$1,983	$1,815	$3,998	$3,600
Policy charges and fee income	451	412	867	846
Net investment income	1,252	1,313	2,505	2,517
Commissions, investment management fees, and other income	1,066	1,031	1,965	2,106

Total revenues	4,752	4,571	9,335	9,069

Benefits and expenses:
Insurance and annuity benefits	1,983	1,912	4,090	3,750
Interest credited to policyholders’ account balances	421	415	839	829
Interest expense	37	43	74	91
Other expenses	1,780	1,736	3,367	3,431

Total benefits and expenses	4,221	4,106	8,370	8,101

Adjusted operating income before income taxes	531	465	965	968
Income taxes, applicable to adjusted operating income	173	175	314	362

Financial Services Businesses after-tax adjusted operating income (1)	358	290	651	606

Items excluded from adjusted operating income:
Realized investment losses, net, and related charges and adjustments	(11)	(345)	(124)	(441)
Divested businesses	(402)	31	(399)	49

Total items excluded from adjusted operating income before income taxes	(413)	(314)	(523)	(392)
Income taxes, applicable to items excluded from adjusted operating income	(169)	(122)	(205)	(151)

Total items excluded from adjusted operating income, after income taxes	(244)	(192)	(318)	(241)

Income from continuing operations (after-tax) of Financial Services Businesses	114	98	333	365
Income (loss) from discontinued operations, net of taxes	13	(3)	(9)	(7)

Net income of Financial Services Businesses	$127	$95	$324	$358

Direct equity adjustment for earnings per share calculation (2)	8	14	26	21

Earnings available to holders of Common Stock after direct equity adjustment:
Based on net income	$135	$109	$350	$379

Based on after-tax adjusted operating income	$366	$304	$677	$627

Earnings per share of Common Stock (diluted) (2):
Financial Services Businesses after-tax adjusted operating income	$0.67	$0.52	$1.22	$1.07
Items excluded from adjusted operating income:
Realized investment losses, net, and related charges and adjustments	(0.02)	(0.59)	(0.22)	(0.75)
Divested businesses	(0.73)	0.05	(0.72)	0.08

Total items excluded from adjusted operating income, before income taxes	(0.75)	(0.54)	(0.94)	(0.67)
Income taxes, applicable to items excluded from adjusted operating income	(0.30)	(0.21)	(0.37)	(0.26)

Total items excluded from adjusted operating income, after income taxes	(0.45)	(0.33)	(0.57)	(0.41)

Income from continuing operations (after-tax) of Financial Services Businesses	0.22	0.19	0.65	0.66
Income (loss) from discontinued operations, net of taxes	0.03	—	(0.02)	(0.01)

Net income of Financial Services Businesses	$0.25	$0.19	$0.63	$0.65

Weighted average number of outstanding Common shares (diluted basis)	549.4	585.2	552.9	585.2

Financial Services Businesses Attributed Equity (as of end of period):
Total attributed equity	$21,768	$20,258
Per share of Common Stock—diluted	39.83	34.72
Attributed equity excluding unrealized gains and losses on investments	$18,318	$19,144
Per share of Common Stock—diluted	33.52	32.81
Number of diluted shares at end of period	546.5	583.4

See footnotes on page 4.

Financial Services Businesses Division Highlights

(in millions, except as otherwise noted)

	Three Months Ended June 30		Six Months Ended June 30
	2003	2002	2003	2002
Adjusted operating income before income taxes, by Division (1):
Insurance Division	$236	$149	$399	$332
Investment Division	78	92	152	196
International Insurance and Investments Division	217	183	395	387
Corporate and other operations	—	41	19	53

Total Financial Services Businesses adjusted operating income before income taxes	531	465	965	968

Items excluded from adjusted operating income:
Realized investment gains (losses), net, and related charges and adjustments
Insurance Division	(10)	(90)	(61)	(111)
Investment Division	17	(124)	(15)	(93)
International Insurance and Investments Division	(75)	(35)	(108)	(120)
Corporate and other operations	57	(96)	60	(117)

Total	(11)	(345)	(124)	(441)
Divested businesses—Corporate and other operations	(402)	31	(399)	49

Total items excluded from adjusted operating income before income taxes	(413)	(314)	(523)	(392)

Income from continuing operations before income taxes—Financial Services Businesses	$118	$151	$442	$576

Insurance Division:
Individual Life Insurance Sales (3):
Excluding corporate-owned life insurance
Variable life	$26	$41	$51	$85
Universal life	23	16	49	27
Term life	25	15	48	28

Total excluding corporate-owned life insurance	74	72	148	140
Corporate-owned life insurance	14	76	18	86

Total	$88	$148	$166	$226

Fixed and Variable Annuity Sales and Account Values:
Gross sales	$1,127	$587	$1,568	$998

Net sales (redemptions)	$89	$(85)	$8	$(321)

Total account value at end of period	$43,278	$19,850

Group Insurance New Annualized Premiums (4):
Group life	$35	$27	$123	$189
Group disability	29	33	96	86

Total	$64	$60	$219	$275

Investment Division:
Investment Management Segment:
Assets managed by Investment Management and Advisory Services (in billions, as of end of period):
Retail customers	$82.5	$84.8
Institutional customers	89.2	83.5
General account	127.1	116.0

Total Investment Management and Advisory Services	$298.8	$284.3

Mutual Funds and Wrap-Fee Products Sales and Assets Under Management:
Mutual Funds and Wrap-Fee Products Sales:
Gross sales, other than money market	$2,562	$3,336	$4,935	$5,917

Net sales (redemptions), other than money market	$(141)	$379	$92	$483

Assets under management at end of period:
Mutual funds	$51,835	$52,459
Wrap-fee products	16,702	16,676
Other managed accounts (5)	18,089	16,827

Total	$86,626	$85,962

Retirement Segment Sales:
Defined Contribution:
Gross sales	$876	$904	$1,904	$1,914

Net sales (withdrawals)	$(394)	$149	$(4)	$342

Guaranteed Products:
Gross sales	$648	$506	$1,202	$765

Net withdrawals	$(372)	$(487)	$(863)	$(1,092)

See footnotes on page 4.

Financial Services Businesses Division Highlights

(in millions, except per share data or as otherwise noted)

	Three Months Ended June 30		Six Months Ended June 30
	2003	2002	2003	2002
International Insurance and Investments Division:
International Insurance New Annualized Premiums (6):
Actual exchange rate basis	$220	$177	$440	$356

Constant exchange rate basis	$210	$181	$422	$368

Closed Block Business Data:
Income Statement Data:
Revenues	$2,092	$1,826	$3,959	$3,603
Benefits and expenses	1,984	2,080	3,852	4,032

Income (loss) from operations before income taxes	108	(254)	107	(429)
Income taxes	39	(91)	39	(156)

Closed Block Business net income (loss)	$69	$(163)	$68	$(273)

Direct equity adjustment for earnings per share calculation (2)	(8)	(14)	(26)	(21)

Earnings available to holders of Class B Stock after direct equity adjustment	$61	$(177)	$42	$(294)

Net income (loss) per share of Class B Stock	$30.50	$(88.50)	$21.00	$(147.00)

Weighted average diluted shares outstanding during period	2.0	2.0	2.0	2.0

Closed Block Business Attributed Equity (as of end of period):
Total attributed equity	$929	$843
Per Share of Class B Stock	464.50	421.50
Attributed equity excluding unrealized gains and losses on investments	$151	$222
Per Share of Class B Stock	75.50	111.00
Number of Class B Shares at end of period	2.0	2.0

Consolidated Data:
Consolidated Income Statement Data:
Revenues	$7,324	$6,564	$14,131	$13,179
Benefits and expenses	7,098	6,667	13,582	13,032

Income (loss) from operations before income taxes	226	(103)	549	147
Income taxes	43	(38)	148	55

Income (loss) from continuing operations	183	(65)	401	92
Income (loss) from discontinued operations, net of taxes	13	(3)	(9)	(7)

Consolidated net income (loss)	$196	$(68)	$392	$85

Net income:
Financial Services Businesses	$127	$95	$324	$358
Closed Block Business	69	(163)	68	(273)

Consolidated net income (loss)	$196	$(68)	$392	$85

Assets and Asset Management Information (in billions, as of end of period)
Total assets	$336.6	$297.7
Assets under management (at fair market value):
Managed by Investment Division:
Investment Management Segment—Investment Management and Advisory Services	$298.8	$284.3
Non-proprietary wrap-fee products and other assets under management	40.7	38.2

Total Managed by Investment Division	339.5	322.5
Managed by International Insurance and Investments Division	50.0	37.9
Managed by Insurance Division	32.9	8.0

Total assets under management	422.4	368.4
Client assets under administration (7)	186.5	188.4

Total assets under management and administration	$608.9	$556.8

See footnotes on page 4.

(1)	Adjusted operating income is a non-GAAP measure that excludes realized investment gains, net of losses, and related charges and adjustments; and results of divested businesses and discontinued operations; and the related tax effects thereof. Revenues and benefits and expenses shown as components of adjusted operating income, and for the divisions of the Financial Services Businesses, are presented on the same basis as pre-tax adjusted operating income and exclude these items as well. Adjusted operating income should not be viewed as a substitute for net income determined in accordance with GAAP, and our definition of adjusted operating income may differ from that used by other companies. The excluded items are important to an understanding of our overall results of operations. However, we believe that the presentation of adjusted operating income as we measure it for management purposes enhances the understanding of our results of operations by highlighting the results from ongoing operations and the underlying profitability factors of our businesses.

(2)	Net income for the Financial Services Businesses and the Closed Block Business is determined in accordance with GAAP and includes general and administrative expenses charged to each of the businesses based on the Company’s methodology for allocation of such expenses. Cash flows between the Financial Services Businesses and the Closed Block Business related to administrative expenses are determined by a policy servicing fee arrangement that is based upon insurance and policies in force and statutory cash premiums. To the extent reported administrative expenses vary from these cash flow amounts, the differences are recorded, on an after-tax basis, as direct equity adjustments to the equity balances of each business. The direct equity adjustments modify earnings available to holders of Common Stock and Class B Stock for earnings per share purposes. Earnings per share of Common Stock based on adjusted operating income of the Financial Services Businesses reflects these adjustments as well.

(3)	Statutory first year premiums and deposits.

(4)	Amounts exclude new premiums resulting from rate changes on existing policies, from additional coverage issued under our Servicemembers’ Group Life Insurance contract, and from excess premiums on group universal life insurance that build cash value but do not purchase face amounts.

(5)	All of these assets are associated with businesses that were combined into Wachovia Securities, LLC effective July 1, 2003. Prudential Financial, Inc. owns a 38% interest in Wachovia Securities, LLC. As a result, Prudential Financial, Inc. will no longer report these assets as a component of its mutual fund and wrap-fee assets under management for periods after June 30, 2003.

(6)	Annualized new business premiums. Actual amounts reflect the impact of currency fluctuations. Constant exchange rates amounts are based on the average exchange rates for the year ended December 31, 2002.

(7)	Assets under administration at June 30, 2003 include approximately $155 billion associated with businesses that were combined into Wachovia Securities, LLC effective July 1, 2003. As a result, Prudential Financial, Inc. will no longer report these assets as a component of its assets under management and administration, for periods after June 30, 2003.